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Exhibit (a)(5)(B)

LABRANCHE & CO INC. FURTHER EXTENDS EXCHANGE OFFER

        January 14, 2004—LaBranche & Co Inc. hereby notifies you that it has further extended the offer to holders of its Series A Preferred Stock to tender all the issued and outstanding Series A Shares in exchange for an equal number of shares of Series B Preferred Stock by extending the expiration date to 5:00 p.m., New York City time, on Wednesday, January 21, 2004, unless further extended.

        The exchange offer was previously scheduled to expire at 5:00 p.m. New York City time on Thursday, January 15, 2004. LaBranche commenced the exchange offer on December 5, 2003 to exchange all the issued and outstanding Series A Shares for an equal number of Series B Shares under the terms and conditions of the Offer to Exchange and related Letter of Transmittal, as amended. As of December 4, 2003, there were 39,185.773 Series A Shares issued and outstanding and 14 holders of record of Series A Shares. As of 5:00 p.m. New York City time on January 13, 2004, approximately 12,203.032 Series A Shares had been tendered and not withdrawn. LaBranche expects to complete the exchange of tendered and accepted shares promptly after the extended expiration date, unless the exchange offer is further extended.

        This notice is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of LaBranche common or preferred stock. The offer is being made solely by the Offer to Exchange and the related Letter of Transmittal, as amended. Investors are urged to read LaBranche's Tender Offer Statement on Schedule TO, as amended, filed with the Securities and Exchange Commission (the "SEC") in connection with the exchange offer, which includes as exhibits the Offer to Exchange and the related Letter of Transmittal, as well as any amendments or supplements to the Tender Offer Statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from Mellon Investor Services LLC, the information agent for the tender offer, by directing such request to: Mellon Investor Services LLC, 44 Wall Street, New York, New York 10005, telephone (800) 814-0304.

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  Exhibit (a)(5)(B)
LABRANCHE & CO INC. FURTHER EXTENDS EXCHANGE OFFER